UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 _________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): April 11, 2014

Alliqua, Inc.

(Exact Name of Registrant as Specified in its Charter)

Florida	000-29819	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 Cabot Boulevard West Langhorne, Pennsylvania	19047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.

On April 11, 2014, Alliqua, Inc. (the “Company”) entered into a Letter Agreement (the “Letter Agreement”) with certain of the holders of warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that were granted pursuant to that certain Securities Purchase Agreement (the “November Purchase Agreement”), dated November 18, 2013, by and among the Company and the investors signatory thereto (the “Holders”). Pursuant to the Letter Agreement, any Holders that exercised their Warrants on or before April 11, 2014 (the “Exercising Holders”) would receive, upon the closing of such transaction, certain registration rights described below for the shares of Common Stock that (i) were issued to the Exercising Holders pursuant to the November Purchase Agreement and (ii) were issuable upon the exercise of the Warrants (the “Registrable Securities”). On April 11, 2014, the Company received approximately $5,293,000 from the Exercising Holders upon the exercise of the Warrants, and the Company issued a total of 930,313 shares of Common Stock to the Exercising Holders pursuant to the terms of the Warrants (the “Warrant Exercise Shares”).

Under the terms of the Letter Agreement, on or prior to July 9, 2014, the Company shall, at the Company’s expense, use its reasonable best efforts to prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (or such other form if, at such time, the Company is not eligible to utilize such Form S-3) covering the resale of all of the Registrable Securities (the “Registration Statement”), and the Company shall use its reasonable best efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter.

In connection with the Exercising Holders exercising their Warrants pursuant to the Letter Agreement, the Company paid $265,000 in placement agent fees.

On April 14, 2014, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), pursuant to which the Company issued to certain accredited investors (the “Investors”) an aggregate of 2,139,287 shares (the “Investor Shares”) of Common Stock, and five year warrants to purchase an aggregate of 427,857 shares of Common Stock at an exercise price of $10.50 per share (each, an “Investor Warrant”), in exchange for aggregate consideration of approximately $14,975,000 (the “Private Placement”).

The Securities Purchase Agreement contains representations, warranties and covenants of the Investors and the Company that are typical for transactions of this type.

The Investor Warrants are exercisable at any time on or after October 15, 2014 and prior to 5:30 p.m., New York City time on April 14, 2019. Each Investor Warrant is exercisable in cash. In addition, in the event that there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of Common Stock issuable upon exercise of an Investor Warrant at any time following the six month anniversary of the issuance date of such Investor Warrant, such Investor Warrant may also be exercised by way of a cashless exercise. The Investor Warrants contain provisions that protect its holder against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. The Investor Warrants require that the Company provide notice to the holders regarding certain corporate events, such as the declaration of a dividend and approval of a change of control transaction.

In connection with the closing of the sale of the Investor Shares and Investor Warrants, the Company paid $598,500 in placement agent fees.

Each of the Investor Shares, the Investor Warrants and the Warrant Exercise Shares were offered and sold without registration under the Act, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. The Exercising Holders and Investors were accredited investors at the time of the transaction.

The foregoing summaries of the Letter Agreement, the Securities Purchase Agreement and the Investor Warrants are not complete, and are qualified in their entirety by reference to the full text of the agreements that are exhibits to this Current Report on Form 8-K. Readers should review those agreements for a more complete understanding of the terms and conditions associated with this transaction.

Item 8.01 Other Events.

On April 15, 2014, the Company issued a press release announcing the Private Placement. A copy of that press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Form of Securities Purchase Agreement, dated April 14, 2014, by and between Alliqua, Inc. and certain accredited investors
10.2	Form of Warrant, dated April 14, 2014, by and between Alliqua, Inc. and certain accredited investors
10.3	Form of Letter Agreement, dated April 11, 2014, by and between Alliqua, Inc. and certain holders of warrants to purchase Common Stock of Alliqua, Inc.
99.1	Press Release of Alliqua, Inc., dated April 15, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA, INC.

Dated: April 15, 2014	By:	/s/ Brian Posner
	Name:	Brian Posner
	Title:	Chief Financial Officer